Exhibit 99.20

[Diamond Logo]

Diamond Walnut Growers, Inc.
Property Interest Report

     This Property Interest Report sets forth your property interest as a member of Diamond Walnut Growers, Inc. The calculation used to determine your property interest, described in Section 2.11 of the Diamond Walnut Growers, Inc. Amended and Restated Bylaws, is:

•	The sum of your patronage for the two crop years with the highest patronage out of the last six crop years, divided by

•	The total of the above calculation for all members.

     This report reflects the following:

•	Your patronage (by account) for the last six crop years, as listed under the columns entitled “1999,” “2000,” “2001,” “2002,” “2003” and “2004” on the attached chart. Patronage for the 2004 crop year is estimated in accordance with Section 2.11 of our bylaws, because the actual crop value for the 2004 crop year is not yet available.

•	An indication of your two highest patronage years (by account) of the last six, as listed under the column entitled “Two Best Years” on the attached chart.

•	The total of the above calculation for all members, as listed next to “Total Patronage All Members (Two Best Years)” on the attached chart.

•	Diamond Walnut Growers, Inc.’s calculation of your property interest (by account) expressed as a percentage of the company, as listed under “% of Total Shares.”

•	Your name, address and Taxpayer Identification Number (by account) as reflected on the records of Diamond Walnut Growers, Inc.

Based on your property interest in Diamond Walnut Growers, Inc., in the conversion you will be entitled to receive the number of shares of Diamond Foods, Inc. common stock listed under the column entitled “# Whole Shares.” This number will be reduced by the number of shares for which you receive cash instead of shares pursuant to your election on the included conversion election form. The column entitled “Estimated Value” indicates the dollar value of these shares based on a price per share of $15.00, the estimated mid-point of the initial public offering price range. If the initial public offering price is higher or lower than $15.00 per share, the initial value of any shares you receive will be more or less than what is estimated on the attached chart.

You should read the accompanying disclosure statement/prospectus carefully.
It contains important details about the conversion and related transactions.
This report is qualified in its entirety by reference to the accompanying disclosure statement/prospectus.

[Diamond Logo]	Share Distribution and Estimated Value Report

Total Patronage All Members (Two Best Years): [---]	Total Shares to be Distributed in Conversion: [---]

					% of	Two
Grower	Grower	Grower	# Whole	Estimated	Total	Best
Acct #	TIN #	Name	Shares	Value*	Shares	Years	2004	2003	2002	2001	2000	1999
[—]	[---]	[Name]	[------]	[$------]	[---%]	[$------]	[$------]	[$------]	[$------]	[$------]	[$------]	[$------]
		[Total]	[------]	[$------]	[---%]	[$------]

*  Value based on $15.00 per share, the estimated mid-point of the initial public offering price range.

[Diamond logo]

Conversion Election Form
Diamond Walnut Growers, Inc. Members

The undersigned member of Diamond Walnut Growers, Inc., acknowledges receipt of the Notice of Special Meeting of Members and the accompanying disclosure statement/prospectus and elects to have the member’s property interest converted into common stock of Diamond Foods, Inc. and/or cash as provided below.

Please note you are not required to complete and return this form unless you want to request that some or all of your Diamond Growers property interest be converted into cash.

To request that some or all of your property interest be redeemed for cash, you MUST complete the following:

     ☐ Specific Number of Shares

     ___ shares of Diamond Foods, Inc. common stock to be converted into cash in the conversion.

If no conversion amount is selected, you will receive shares of Diamond Foods, Inc. common stock in exchange for your entire Diamond Walnut Growers, Inc. property interest in the conversion as described in the accompanying disclosure statement/prospectus.

You acknowledge that if you elect to receive cash, any amounts of cash received will be taxable to you, generally as ordinary income. See “Material U.S. Federal Income Tax Consequences of the Conversion and of Owning Diamond Foods Common Stock” in the accompanying disclosure statement/prospectus.

Please sign exactly as your name appears on your Property Interest Report included with this mailing. When signing as attorney-in-fact, personal representative, trustee or guardian, please give full title as such. If a corporation, please indicate full corporate name and sign by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:	, 2005	Signature:

Printed Name:

Member Number:

Please mark, date, sign and return this Conversion Election Form using the enclosed GREEN reply envelope.

It must be received prior to ___________, 2005.